EXHIBIT 99.1

NEWS BULLETINRE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS AUGUST
SAME STORE SALES INCREASE EIGHT PERCENT

     PEMBROKE PINES, FL., September 4, 2003. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the four weeks ended August 30, 2003 increased eight percent, versus an increase of five percent during August of Fiscal 2003. Total sales during that four-week period increased 13 percent to $87,686,000 compared with $77,917,000 for the same four-week period last year.

     Same store sales by brand for August were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s Europe: even

•	Icing by Claire’s (Afterthoughts): positive high single digits

     For the first seven months of Fiscal 2004, sales have increased by 12 percent to $592,462,000 compared to sales of $527,006,000 for the comparable period last year. Same store sales increased six percent for the first seven months of this fiscal year, versus an increase of one percent during the first seven months of Fiscal 2003.

     Bonnie Schaefer, acting Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “We are beginning to see what we hope will represent continuous improvement in Europe. During August our performance improved, with same store sales moving from negative low single digits last month to a flat position in August. This improvement occurred despite the terrible heat that prevailed throughout Europe and the measurable decline in American, Canadian and Asian tourists that are typically present. Margins remained strong throughout the month. Our new fall merchandise is flowing into the stores on a daily basis and initial acceptance appears to be positive.”

     Marla Schaefer, acting Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “The month of August saw strong traffic in North American malls. Both Claire’s and Icing by Claire’s customers found new jewelry and accessories in our stores that coordinates perfectly with the hottest fall apparel trends. Early results indicate that our fall merchandise is being met with enthusiasm. As in Europe, margins remain strong.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE

February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
July	$85,871	$79,713	8%	4%
August	$87,686	$77,917	13%	8%
Year to Date	$592,462	$527,006	12%	6%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s Accessories (North America and Europe) and Icing by Claire’s. As of August 31, 2003, Claire’s Stores, Inc. operated approximately 2,800 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 100 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Ira Kaplan, Senior Vice President and CFO
Phone: (954) 433-3900, Fax:(954) 433-3999 or Email at ira.kaplan@claires.com